EXHIBIT 99.1

[LOGO OF CARDIAC SCIENCE]

NEWS RELEASE for October 21, 2003 at 1:30 AM EDT

Contact:	Matt Clawson (Investors), or	Roderick de Greef
	Len Hall (Media)	EVP & CFO
	Allen & Caron Inc	Cardiac Science, Inc.
(949) 474-4300 (949) 797-3800
matt@allencaron.com
len@allencaron.com

CARDIAC SCIENCE ACQUIRES COMPLIENT CORPORATION

AED Training Services to Provide Annually Recurring Revenue

IRVINE, CA (October 21, 2003). . ..Cardiac Science, Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automated public access defibrillators (AEDs), in a move to capture additional revenue related to the sale of its AEDs, announced today it has acquired substantially all the assets of Cleveland-based Complient Corporation, a privately-held company that is the nation’s leading provider of AED and CPR training and comprehensive program management. As consideration, Cardiac Science issued Complient 10.25 million shares of its common stock, subject to certain restrictions.

Corporations, municipalities, schools, government agencies and others who purchase and deploy AEDs are required by federal and state laws to obtain a medical prescription and have designated personnel trained annually in AED use and CPR by a certified trainer. Traditionally, buyers of AEDs have had to arrange for their own training with non-profit organizations or off-duty paramedics, coordinate their own site assessment and deployment, and assure ongoing compliance with recertification and other regulations.

Complient is the first organization of its kind to offer a comprehensive training program that includes the management and coordination of all aspects of AED deployment including site surveys, medical direction, web-based software for record-keeping and AED/CPR training with 150 certified trainers on staff covering all 50 states nationwide.

Chairman and CEO Raymond W. Cohen said, “Cardiac Science’s objective is AED market leadership. In our view, achieving this goal requires providing best-of-class AEDs and also a turn-key package to make it easy and worry-free for customers to deploy these life-saving products. Strategically, Complient fits perfectly with Cardiac Science and the offering is a logical extension of our core business. It provides additional point-of-sale revenue as well as a recurring revenue opportunity linked to AED sales. Moreover, we believe this will provide us with significant competitive advantage over our competitors who don’t offer comparable programs. We anticipate reducing the Complient staff by one third and expect to have the integration completed by year’s end. In 2002, Complient generated revenue of approximately $12.6 million from sales of AEDs and related services and we believe the transaction will contribute to profitability and be accretive in the first half of 2004.”

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The common stock Cardiac Science issued as consideration to Complient is subject to a lock-up agreement and a general indemnification escrow. The resale of the shares shall be registered with the Securities and Exchange Commission and 1.325 million shares will become available for resale on the effective date of the registration statement. The balance of the shares issued are subject to a lock-up agreement pursuant to which they shall be released from the “lock-up” in 12 equal monthly installments or 743,750 shares per month, beginning on the effective date of the registration statement.

“Today’s AED market is no longer just about fire and police department deployments,” said Vice President of Sales and Marketing Michael Gioffredi. “The new buyers of AEDs – corporate America, municipalities, government agencies, schools and the military, are deploying AEDs to protect their constituents and mitigate risk. These customers are becoming increasingly uncomfortable relying on small, local organizations that have neither the resources, technology infrastructure nor national reach to get the job done. They want a turn-key program and a reliable vendor to manage the ongoing management of that program. We believe a successful deployment must include not only the best AED equipment, but also a professionally-administered service package with legitimate medical direction, expert training of employees on CPR and AED use and robust software to maintain and access records necessary to comply with all legal regulations. The bottom line is that Complient – now Cardiac Science—is the established leader in providing these services.”

Cardiac Science first established a relationship with Complient in February 2002 with the signing of a co-marketing agreement between the two companies. In October 2002, that relationship was expanded to include a comprehensive workplace defibrillation program to be marketed under the Cardiac Science name. That private-label program consisted of AED training, medical direction, customer support and Internet-based software services aimed at Cardiac Science’s corporate AED customers.

Conference Call

Cardiac Science management will provide further information and financial details about the Complient acquisition on the Cardiac Science third quarter results conference call scheduled to be broadcast live over the internet at 11:30 am EST (8:30 am PST) on Tuesday, October 28, 2003. Shareholders and other interested parties can listen to the conference call by going to the Company’s website at www.cardiacscience.com.

About Complient

Complient Corporation, based in Cleveland, is the nation’s premier provider of AED programs and actively manages hundreds of corporate and government AED programs representing more than 3,000 AED devices. Complient trains lay people to save lives and prepares them to respond to commonplace medical emergencies. To date, over 250,000 individuals have been trained on AED operation and CPR by its 150 dedicated full- and part-time trainers on staff covering all 50 states in the United States. Since its inception in 1997, over $50 million in equity venture capital has been invested to develop Complient’s web-based technology infrastructure and AED program management service business. For more information, visit www.complient.com.

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About Cardiac Science

Cardiac Science develops and markets Powerheart®-brand public-access defibrillators (AEDs) and also manufactures its products on an OEM basis for other leading medical companies. The Company estimates over 8,000 persons have been saved worldwide by its products. Cardiac Science’s AEDs, Diascope®-brand patient monitors and Powerheart® CRM™, the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms, are marketed in the United States by its 50-person direct sales force, numerous domestic distribution channel partners and by international distributors in more than 50 countries around the world. For more information, please visit Cardiac Science’s website at www.cardiacscience.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to the integration of Complient’s business, customers reliance on larger organizations and the contribution of the acquired assets to profitability in a few quarters. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company’s Form 10-K for the year ending December 31, 2002, subsequent quarterly filings, and other documents filed by the Company with the Securities and Exchange Commission.

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